W. T. Uniack & Co. CPA’s P.C.

12600 Deerfield Parkway

Suite 100

Alpharetta, Georgia  30004

October 23, 2009

Mr. Peter Ubaldi

Homeland Security Network, Inc.

New Jersey

Dear Peter:

We are pleased to confirm our understanding of the services we are to provide for Homeland Security Network, Inc. for the year ended December 31, 2009 and 2008 and quarterly reviews thereon. We will audit the balance sheet of Homeland Security Network, Inc. as of December 31, 2009 and 2008, and the related statements of income, shareholder’s equity, and cash flows for the year then ended.   We will also perform a review of the applicable quarterly periods ending.

The objective of our audit is the expression of an opinion about whether your financial statements are fairly presented, in all material respects, in conformity with U.S. generally accepted accounting principles.  Our audit will be conducted in accordance with U.S. generally accepted auditing standards, as prescribed by the PCAOB and will include tests of your accounting records and other procedures we consider necessary to enable us to express such an opinion. If our opinion is other than unqualified, we will discuss the reasons with you in advance. If, for any reason, we are unable to complete the audit or are unable to form or have not formed an opinion, we may decline to express an opinion or to issue a report as a result of this engagement.

Our procedures will include tests of documentary evidence supporting the transactions recorded in the accounts, tests of the physical existence of inventories, and direct confirmation of receivables and certain other assets and liabilities by correspondence with selected customers, creditors, and financial institutions. We will also request written representations from your attorneys as part of the engagement, and they may bill you for responding to this inquiry.  At the conclusion of our audit, we will require certain written representations from you about the financial statements and related matters.

An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements; therefore, our audit will involve judgment about the number of transactions to be examined and the areas to be tested. Also, we will plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether from (a) errors, (b) fraudulent financial reporting, (c) misappropriation of assets, or (d) violations of laws or governmental regulations that are attributable to the entity or to acts by management or employees acting on behalf of the entity.

Because an audit is designed to provide reasonable, but not absolute, assurance and because we will not perform a detailed examination of all transactions, there is a risk that material misstatements may exist and not be detected by us. In addition, an audit is not designed to detect immaterial misstatements or violations of laws or governmental regulations that do not have a direct and material effect on the financial statements. However, we will inform you of any material errors that come to our attention, and we will inform you of any fraudulent financial reporting or misappropriation of assets that comes to our attention. We will also inform you of any violations of laws or governmental regulations that come to our attention, unless clearly inconsequential. Our responsibility as auditors is limited to the period covered by our audit and does not extend to any later periods for which we are not engaged as auditors.

Our audit will include obtaining an understanding of internal control sufficient to plan the audit and to determine the nature, timing, and extent of audit procedures to be performed. An audit is not designed to provide assurance on internal control or to identify reportable conditions, that is, significant deficiencies in the design or operation of internal control. However, during the audit, if we become aware of such reportable conditions, we will communicate them to you.

You are responsible for establishing and maintaining internal controls, including monitoring ongoing activities; for the selection and application of accounting principles; and for the fair presentation in the financial statements of financial position, results of operations, and cash flows in conformity with U. S. generally accepted accounting principles. You are also responsible for management decisions and functions; and for evaluating the adequacy and results of those services and accepting responsibility for them.

You are responsible for making all financial records and related information available to us and for the accuracy and completeness of that information. Your responsibilities include adjusting the financial statements to correct material misstatements and confirming to us in the management representation letter that the effects of any uncorrected misstatements aggregated by us during the current engagement and pertaining to the latest period presented are immaterial, both individually and in the aggregate, to the financial statements taken as a whole.

The audit documentation for this engagement is the property of W.T. Uniack &Co. CPA’s P.C. and constitutes confidential information. However, we may be requested to make certain audit documentation available to PCAOB pursuant to authority given to it by law or regulation. If requested, access to such audit documentation will be provided under the supervision of W.T. Uniack &Co. CPA’s P.C personnel. Furthermore, upon request, we may provide copies of selected audit documentation to PCAOB. The PCAOB may intend, or decide, to distribute the copies or information contained therein to others, including other government agencies.

You are responsible for the design and implementation of programs and controls to prevent and detect fraud, and for informing us about all known or suspected fraud affecting the company involving (a) management, (b) employees who have significant roles in internal control, and (c) others where the fraud could have a material effect on the financial statements. Your responsibilities include informing us of your knowledge of any allegations of fraud or suspected fraud affecting the company received in communications from employees, former employees, regulators, or others. In addition, you are responsible for identifying and ensuring that the entity complies with applicable laws and regulations.

We understand that your employees will prepare all cash, accounts receivable, and other confirmations we request and will locate any documents selected by us for testing.

We estimate that our fees for these services will be $24,000 for the audit and quarterly review.  The fees for these services rendered are to be paid as follows: $2,000 upon execution of this document, and the residual or $2,000 per month thereafter.    The aforementioned does not reflect travel expense, if any.  Any expense should be reimbursed upon submission of expenses.

The fee estimate is based on anticipated cooperation from your personnel and the assumption that unexpected circumstances will not be encountered during the audit.  If significant additional time is necessary, we will discuss it with you and arrive at a new fee estimate before we incur the additional costs. In accordance with our firm policies, work may be suspended if your account becomes 30 days or more overdue and will not be resumed until your account is paid in full. If we elect to terminate our services for nonpayment, our engagement will be deemed to have been completed upon written notification of termination, even if we have not completed our report. You will be obligated to compensate us for all time expended and to reimburse us for all out-of-pocket expenditures through the date of termination.

We appreciate the opportunity to be of service to you and believe this letter accurately summarizes the significant terms of our engagement. If you have any questions, please let us know. If you agree with the terms of our engagement as described in this letter, please sign the enclosed copy and return it to us.

Very truly yours,

/s/ W.T. Uniack & Co. CPA’s P.C.

W.T. Uniack & Co. CPA’s P.C.

RESPONSE:

This letter correctly sets forth the understanding of Homeland Security Network, Inc.

Officer signature: /s/ Peter Ubaldi
Title: Chief Executive Officer
Date: October 26, 2009